EX 10.18
SERVICES AGREEMENT

This Services Agreement (the "Agreement")  is entered into as of this 6th day of March 2018 (the "Effective Date"), by and between Ariel Scientific Innovations Ltd (formerly known as Ariel R&D), a company organized under the laws of Israel with offices at Ariel University ("AU"), Ariel, Israel ("Ariel") and Qrons Inc. (formerly known as  BioLabMart Inc.), a company formed under the laws of the State of Wyoming, USA, having a place of business at 1900 Purdy Avenue, #1907, Miami Beach, Florida, 33139, (the "Company").

WHEREAS, Dr. Gadi Turgeman of Ariel University ("the Scientist") has expertise in the field of Neurobiology.

WHEREAS, Ariel and the Company entered into a License and Research Funding Agreement dated as of December 14, 2016 (the "License Agreement"); and

WHEREAS, under the License Agreement Ariel granted the Company and/or its Affiliates an exclusive, worldwide, royalty-bearing license, relating to the 'coral based and non-coral based conditioned medium for tissue regeneration and repair' technology to be developed and commercialized.; and

WHEREAS, the Company wishes to have the Scientist and members of his research team perform certain services for the Company (as further defined below, the "Services"); and

 WHEREAS, Ariel is willing to cause the performance of the Services under the supervision of the Scientist, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1 "Services" shall mean the services to be performed by the AU Team during the Services Period as set forth in Exhibit A.

1.2 "Services Period" shall mean a period of 12 months commencing on the Effective Date.

1.3 "Scientist" shall mean Dr. Gadi Turgeman, or such other scientist who may replace him/her pursuant to Section 2.

1.4 "AU Team" shall mean the Scientist and those students, researchers, other faculty members and technicians working under the Scientist's direction in the performance of the Services.

2. Performance of Services.

2.1 Ariel shall cause AU to perform the Services, under the direction of the Scientist, during the Services Period.

2.2 The Services will be directed and supervised by Dr. Gadi Turgeman, who shall have primary responsibility for the performance of the Services. If Prof. Dr. Gadi Turgeman ceases to supervise the Services for any reason, Ariel will so notify the Company, and Ariel shall endeavor to find among the scientists at AU, a scientist acceptable to the Company to continue the supervision of the Services in place of Dr. Gadi Turgeman.  If Ariel is unable to find such a scientist acceptable to the Company, within thirty (30) days after such notice to the Company, the Company shall have the right to terminate this Agreement as provided in Section 9.3.  Nothing contained in this Section 2.2, shall be deemed to impose an obligation on Ariel or AU to find a replacement for the Scientist.

2.3 The Company may purchase, using its own funds, research equipment to be used by the AU Team. This equipment will remain under the ownership of the Company and at the end of the Services Period the Company may remove the equipment  from Ariel. Ariel shall assume no responsibility for maintenance or damage to such equipment.

3. Fees.

3.1 In consideration for the performance of the Services, the Company shall pay Ariel the amount set forth in Exhibit  B.

3.2 All amounts that are not paid by the Company on the date +10 working days such amounts are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to fifteen percent (15%), assessed from the day payment was initially due until the date of payment.

3.3 All payments due under this Agreement shall be payable in USD.

4. [Purposely left Blank]

5. Title.

All rights, title, intellectual property and interest related to the results, methods and technology derived from the Services shall be owned solely and exclusively by the Company.

6. Confidential Information.

Unless agreed otherwise by the Company in writing, AU shall not, during the term of this Agreement and for six (6) years thereafter, or if later, than the expiration date of all the Companies patents, disclose Company Confidential Information (as defined below) other than to members of the AU Team or use Company Confidential Information other than for the purpose of performing the Services.  Ariel shall ensure that all members of the AU Team are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Section 6. For purposes of this Agreement, "Company Confidential Information" means any scientific, technical, trade or business information relating to the subject matter of this Agreement disclosed by or on behalf of the Company to the Scientist, that is either marked as confidential or (if disclosed orally) is reduced to a written summary marked as confidential and delivered to the Scientist within 30 days of disclosure, except to the extent such information: (i) was known to any member of the AU Team at the time it was disclosed, as evidenced by written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to a member of the AU Team by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by a member of the AU Team without the use of or reference to Company Confidential Information, as demonstrated by documentary evidence.

7. [Purposely left Blank]

8. Indemnity.

8.1 Ariel, AU, the Scientist, the other members of the AU team, their affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Ariel Indemnitees") shall not be liable for , (i) any injury or damage to any persons who are located at the premises of Ariel or AU at the Company's request during the performance of the Services, including, without limitation, any employee, contractor, or representative of the Company who visits or uses Ariel or AU facilities during or as part of the performance of the Services and (ii) any damage caused by the AU Team to any equipment or other property of the Company that is brought to the premises of Ariel or AU by the Company

8.2 The Company shall indemnify, defend, and hold harmless Ariel Indemnitiees, against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ariel Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) directly or indirectly arising out of, concerning or resulting from (i) any injury or damage to any persons who are located at the premises of Ariel or AU at the Company's request during the performance of the Services, including, without limitation, any employee, contractor, or representative of the Company who visits or uses Ariel or AU facilities during or as part of the performance of the Services and (ii) any damage caused by the AU Team to any equipment or other property of the Company that is brought to the premises of Ariel or AU by the Company.

9. Term and Termination.

9.1.  The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Section 9, shall continue until the end of the Services Period.

9.2. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach

9.3 The parties' respective rights, obligations and duties under Sections 5, 6, 7, 8, 10.2, 10.3 and 10.4 as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

9.4 The Company may terminate this Agreement with a sixty (30) days prior written notice to Ariel.

10. Miscellaneous.

10.1. Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same. For purposes of clarity, nothing herein shall reduce, diminish or abrogate any rights that Ariel or the Company have under the License Agreement, except as to matters covered in this Agreement, excepting which  the License Agrement remains in full force and effect,

10.2. Publicity Restrictions.  The Company shall not use the name of Ariel, AU, the Scienist, any member of the AU Team or any of their trustees, officers, faculty, researchers students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ariel,. Ariel hereby explicity consents to a filing by the Company of a copy of this Agreement with the U.S Securities Exchange Commision, in such format as required, and the public release of the existence of this Agreement.

10.3. Notices.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 10.3:

If to  the Company:
Qrons Inc.
Atttention: Jonah Meer, CEO
50 Battery Pl, #7F
New york, NY 10280

If to Ariel:
Ariel Scientific Innovations Ltd.
Ariel Israel 40700
Attn: CEO
Fax: 972-3-975-5817

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) on the business day after delivery, if sent by overnight recognized courier providing proof of delivery. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

10.4. Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, and sole jurisdiction is granted to the competent court in Tel Aviv, Israel.

10.5. Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

10.6. No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

10.7. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.8. Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above

Ariel Scientific Innovations Ltd. By: /s/Larry Loev Name: Larry Loev Title: CEO	Qrons Inc. By: /s/Jonah Meer Jonah Meer CEO

I hereby acknowledge that I have read the terms of this Service Agreement and agree to the provision of Services in accordance with the terms hereof. Furthermore, I agree to be bound by the terms of Sections 6 and 7 herein.

/s/Dr.Gadi Tugerman
[Scientist]

Exhibit A – Services

Ariel will allow:

1.	Use of a bench in Dr. Gadi Turgeman lab. Qrons can make use of the bench with its employees, consultants of independent contractors.
2.	Access to TC hood and a shelf in TC incubator in Dr. Gadi Turgeman lab
3.	Reasonable access - 80 – 20 freezers in Dr. Gadi Turgeman lab
4.	5 FACS (fluorescence-activated cell sorting) a month (limited to departmental availability)
5.	Access to microscope (limited to departmental availability) ) up to 20 hr a month
6.	Provide use of basic lab equipment and glass wear in Dr. Gadi Turgeman lab

Exhibit B - Fees

$2982.6 US +$447.4 US overhead  for  a total of $3430 US per month of service. 12 months service of $41160 US to be paid as follows:

50%  ($20,580) within 5 business days of  execution of this Agrement and

50%  ($20,580) to be paid on or before Agust 21, 2018